Exhibit 4.25

Free translation for information purposes only

First amendment to lease agreement dated October 31, 2007	14 11 2017

AXISPARC

Office Buildings sis

rue Edouard Belin 12 a 1435 Mont-St-Guibert

AMDEMENT LEASE CONTRACT DATED OCTOBER 31, 2007

Between:	L’Immobilière Belin 12 SA, having its head office at 2 rue Fond Cattelain 1435 Mont St Guibert,

represented by Mr. Henri Fischgrund,, Chief executive officer,

hereinafter referred as the lessor,

AND	Celyad, having its head office at 12 Rue Edouard Belin, Axis Parc 1435 Mont-Saint-Guibert

Represented by Mr. Christian Homsy, Chief executive officer

hereinafter referred as the lessee,

It was agreed as follows:

This results in the following change in the lease

0	Article 4:Term

The lease term is extended for a period of 3 years

0	Article 5: Annual rent

Annual basic rent		€58.724,00
September 2007 base index	105,71
Index September 2017	127,42
New annual rent indexed		€70.784,341

Other conditions remain unchanged

Executed at Mont-St-Guibert, on November 22, 2017.

The lessor,	The lessee,

/s/ Patrick Jeanmart
Celyad SA Patrick Jeanmart* Chief Financial Officer *Representative of PAJE sprl